Loan Agreement

Dast GmbH, Wegberg

- referred to as “Lender” below

-

grants

Skyflyer Technology GmbH, Wegberg

- referred to as “Borrower” below

a loan according to the following provisions.

1. Loan amount; loan term; purpose

a)	The amount of the loan is Euro 10,000.00.

b)	Both parties may cancel the loan by giving one months notice at the end of the month. Cancellation must be in writing.

c)	The term of the loan ends on August 1, 2007.

2. Interest rate

The interest rate on the loan shall be 7 % per annum.

3. Interest and principal loan payments

a)	After cancellation the loan is repayable in one full amount.

b)	The Borrower is entitled to repay the loan amount early in one full amount or in partial repayments. Any partial payments are first applied to the interest.

4. Payment method

The Borrower shall see to it that any payments under the loan agreement shall be transferred into the Lender’s known account on the due dates.

5. Other

a)

Subsidiary agreements or amendments to this contract must be made in writing or confirmed in writing by the Lenders. This contract contains all of the written and verbal agreements made between the Lender and the Borrower.

b)	This contract is governed by the laws of the Federal Republic of Germany.

c)	The Lender’s headquarters is the place of fulfillment of all payments.

d)	The invalidity of individual contract provisions shall not affect the validity of the remaining contract.

e)	The Lender is entitled to assign the loan for refinancing purposes.

f)

The Borrower is obligated to submit any information required by the Lender for the business relationship, upon request (submission of annual financial statements; other documents to disclose the financial situation).

Wegberg, December 8, 2006

Skyflyer Technology GmbH

/s/ Dieter Wagels	/s/ Manfred Sappok

Place, Date, Lender	Place, Date, Borrower